Exhibit 15.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

The firm of Kost Forer Gabbay & Kasierer, A member of Ernst & Young Global, was previously the independent registered public accounting firm of Adira Energy Ltd. (the “Company”), and reported on the financial statements of the Company from December 31, 2009 to December 31, 2013. We have read Item 16F of Amendment No. 1 to the Company’s Annual Report for the year ended December 31, 2014 on Form 20-F, and are in agreement with the statements contained in that item.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
October 9, 2015	A Member of Ernst & Young Global

Kost Forer Gabbay & Kasierer
3 Aminadav St.
Tel-Aviv 6706703, Israel
Tel: +972-3-6232525
Fax: +972-3-5622555
ey.com